Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of Gold Royalty Corp. of our report dated December 23, 2021 relating to the financial statements of Gold Royalty Corp., which appears in the Annual Report on Form 20-F of Gold Royalty Corp. for the year ended December 31, 2021, which is incorporated in the registration statement on Form S-8.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, British Columbia

Canada

September 14, 2022

PricewaterhouseCoopers LLP

PricewaterhouseCoopers Place, 250 Howe Street, Suite 1400, Vancouver, British Columbia, Canada V6C 3S7

T: +1 604 806 7000, F: +1 604 806 7806, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, which is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity.